Exhibit 15.1
The Board of Directors and Stockholders
Kansas City Southern:
With respect to the registration statement on Form S-8 filed on October 28, 2008, we acknowledge our awareness of the use therein of our reports dated April 24, 2008, July 31, 2008, and October 28, 2008 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Kansas City, Missouri
October 28, 2008